DSI REALTY INCOME FUND VII
                     (A California Real Estate Limited Partnership)


BALANCE SHEETS(UNAUDITED)
MARCH 31, 1999 AND DECEMBER 31, 1998

                                          March 31,      December 31,
                                            1999             1998
ASSETS

CASH AND CASH EQUIVALENTS                $  504,372       $  459,100
PROPERTY, NET                             2,544,778        2,672,106

OTHER ASSETS                                 44,142           44,142

TOTAL                                    $3,093,292       $3,175,348


LIABILITIES AND PARTNERS' EQUITY (DEFICIT)


LIABILITIES                              $  553,794       $  546,221

PARTNERS' EQUITY (DEFICIT):
     General Partners                       (82,373)         (81,477)
     Limited Partners                     2,621,871        2,710,604

  Total partners' equity                  2,539,498        2,629,127

TOTAL                                    $3,093,292       $3,175,348

See accompanying notes to financial statements(unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998


                                          March 31,         March 31,
                                            1999              1998

REVENUES:

Rental Income                            $  550,005        $  521,724
Interest                                      1,727             2,706
     Total revenues                         551,732           524,430

EXPENSES:

Operating                                   333,765           309,913
General and administrative                   65,172            66,336
     Total expenses                         398,937           376,249


NET INCOME                               $  152,795        $  148,181


AGGREGATE NET INCOME ALLOCATED TO:
    Limited partners                     $  151,267        $  146,699
    General partners                          1,528             1,482

TOTAL                                    $  152,795        $  148,181

NET INCOME PER LIMITED
   PARTNERSHIP UNIT                      $     6.30        $     6.11


LIMITED PARTNERSHIP UNITS
   USED IN PER UNIT CALCULATION              24,000            24,000

See accompanying notes to financial statements(unaudited).


STATEMENTS OF CHANGES IN PARTNERS' EQUITY (DEFICIT)(UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998

                                      GENERAL        LIMITED
                                      PARTNERS       PARTNERS       TOTAL
BALANCE, JANUARY 1, 1998            ($  71,568)     $3,691,570   $3,620,002

NET INCOME                               1,482         146,699      148,181
DISTRIBUTIONS                           (2,424)       (240,000)    (242,424)

BALANCE, MARCH 31, 1998               ($72,510)     $3,598,269   $3,525,759

BALANCE, JANUARY 1, 1999              ($81,477)     $2,710,604   $2,629,127

NET INCOME                               1,528         151,267      152,795
DISTRIBUTIONS                           (2,424)       (240,000)    (242,424)

BALANCE, MARCH 31, 1999               ($82,373)     $2,621,871   $2,539,498


See accompanying notes to financial statements(unaudited).

STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998

                                       March 31,          March 31,
                                          1999              1998

CASH FLOWS FROM OPERATING ACTIVITIES:

Net income                             $ 152,795          $ 148,181

Adjustments to reconcile net
   income to net cash provided
   by operating activities:

    Depreciation                         127,328            127,328

    Changes in assets and
	liabilities:

     Increase in other assets                  0            (13,777)
     Increase(decrease) in
     liabilities                           7,573            (15,298)

Net cash provided by
   operating activities                  287,696            246,434


CASH FLOWS FROM FINANCING ACTIVITIES -

     Distributions to partners          (242,424)          (242,424)

NET INCREASE IN CASH AND
   CASH EQUIVALENTS                       45,272              4,010

CASH AND CASH EQUIVALENTS:

     At beginning of period              459,100            500,294
     At end of period                  $ 504,372          $ 504,304


See accompanying notes to financial statements(unaudited).


DSI REALTY INCOME FUND VII
(A California Real Estate Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

1.   GENERAL

DSI Realty Income Fund VII (the "Partnership"), has two general partners (DSI Properties, Inc., and Diversified Investors Agency) and limited partners owning 24,000 limited partnership units. The Partnership was formed under the California Uniform Limited Partnership Act for the primary purpose of acquiring and operating real estate.

The accompanying financial information as of March 31, 1999, and for the periods ended March 31, 1999, and 1998 is unaudited. Such financial information includes all adjustments which are considered necessary by the Partnership's management for a fair presentation of the results for the periods indicated.

2.   PROPERTY

Properties owned by the Partnership are all mini-storage facilities. Depreciation is calculated using the straight line method over the estimated useful life of 15 years. The total cost of property and accumulated depreciation at March 31, 1999, is as follows:

        Land                                 $  2,089,800
        Buildings and equipment                 7,662,434
        Equipment                                  55,035
        Total                                   9,807,269
        Less: Accumulated Depreciation        ( 7,262,491)
        Property - Net                       $  2,544,778

3.   NET INCOME PER LIMITED PARTNERSHIP UNIT

Net income per limited partnership unit is calculated by dividing the net income allocated to the limited partners by the number of limited partnership units outstanding during the period.